UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

        August 25, 2009
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, including zip code)

        (856) 424-6886
(Registrant's Telephone Number, including area code)

            N/A
(Former name or former address, if changed since last report)

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)    On August 25, 2009, inTEST Corporation (the "Company") received a Nasdaq Staff Determination Letter (the "Letter") stating that the Company no longer complies with Listing Rule 5450(b)(1)(A) for continued listing on the Nasdaq Global Market due to the Company's failure to maintain a minimum of $10.0 million in stockholders' equity. As of June 30, 2009, the Company reported stockholders' equity of $8.8 million.

The Letter further stated that, under the Listing Rules, the Company has until September 9, 2009 to submit to Nasdaq a plan to regain compliance, and that if the plan is accepted, Nasdaq may grant the Company an extension of up to 105 calendar days to regain compliance. In the alternative, the Company may apply to transfer the listing of its common stock to the Nasdaq Capital Market (the "Capital Market"), which has a minimum stockholders' equity requirement of $2.5 million for continued listing. The Company filed an application for transfer with Nasdaq on August 28, 2009.

If the application for transfer is approved, the Company's common stock could be listed and traded on the Capital Market, so long as the Company meets the continued listing standards of the Capital Market. The Company believes that it is in compliance with all of the continued listing standards of the Capital Market except for the minimum bid price requirement (which may be waived as an initial requirement in the event of a transfer). If the Company's minimum bid does not increase to $1.00 per share or more, the Company may receive a further notice that it is not in compliance with the Capital Market's continued listing standards. In that event, the Company could be delisted from the Capital Market, in which case the common stock may be traded over-the-counter.

On August 31, 2009 the Company issued a press release announcing receipt of the Letter. A copy of that press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

A list of the Exhibits which are required by Item 601 of Regulation S-K and filed with this Report is set forth in the Exhibit Index immediately following the signature page, which Exhibit Index is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Secretary, Treasurer and Chief Financial Officer

Date:   August 31, 2009

Exhibit Index

99.1  News Release dated August 31, 2009.